Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Prospectus Supplement of Alabama Power Company Series 2007B Senior Notes Due 2047 comprising part of the Registration Statement (No. 333-126348) of our report dated March 14, 2007 relating to the financial statements of XL Capital Assurance Inc., which appears as Exhibit 99.1 in Security Capital Assurance Ltd's Annual Report on Form 10-K for the year ended December 31, 2006. We also consent to the reference to our Firm under the heading "Experts" in such Prospectus Supplement.

/s/PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

New York, New York

April 3, 2007